Exhibit 12b

                          TUCSON ELECTRIC POWER COMPANY
                Computation of Ratio of Earnings to Fixed Charges



                                            3 Months  9 Months
                                              Ended     Ended                   12 Months Ended
                                            ------------------  ------------------------------------------------
                                            Sept. 30  Sept. 30  Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
                                              2005      2005      2004      2003      2002      2001      2000
--------------------------------------------------------------  ------------------------------------------------
                                                                           - Thousands of Dollars -
FIXED CHARGES:
  Interest on Long-Term Debt                $ 12,128  $ 43,565  $ 71,743  $ 76,585  $ 65,620  $ 68,678  $ 75,076
  Other Interest (1)                             790     2,174     1,414     1,820       273       441       211
  Interest on Capital Lease Obligations       20,070    59,199    85,869    84,053    87,783    90,506    92,815
--------------------------------------------------------------  ------------------------------------------------
TOTAL FIXED CHARGES                           32,988   104,938   159,026   162,458   153,676   159,625   168,102

NET INCOME                                    20,364    27,822    46,127   128,913    55,390    77,778    52,762

LESS:
  Extraordinary Income & Accounting Change -
    Net of Tax                                   -         -         -      67,471       -         470       -
--------------------------------------------------------------  ------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS         20,364    27,822    46,127    61,442    55,390    77,308    52,762

ADD (DEDUCT):
  (Income) Losses from Equity Investees (2)     (230)     (260)     (131)      (76)       17       700     1,543
  Income Taxes                                12,210    18,999    34,815    21,090    36,434    57,545    27,610
  Total Fixed Charges                         32,988   104,938   159,026   162,458   153,676   159,625   168,102
--------------------------------------------------------------  ------------------------------------------------

TOTAL EARNINGS BEFORE TAXES
AND FIXED CHARGES                           $ 65,332  $151,499  $239,837  $244,914  $245,517  $295,178  $250,017
==============================================================  ================================================

RATIO OF EARNINGS TO FIXED CHARGES             1.980     1.444     1.508     1.508     1.598     1.849     1.487

(1) Excludes recognition of Allowance for Borrowed Funds Used During Construction.
(2) True Pricing, Inc. and Inncom International, Inc. (income) losses.